                                                                      EXHIBIT 99

                                    [Logo]

                      PRODIGY COMMUNICATIONS CORPORATION


FOR IMMEDIATE RELEASE



                               PRODIGY TO ACQUIRE
                       TEXAS-BASED National ISP FLASHNET
            --Prodigy Member Base Exceeds 1.5 million subscribers--



WHITE PLAINS, NY (November 8, 1999)-- Prodigy Communications Corporation (Nasdaq: PRGY) announced today that it has signed a definitive agreement to acquire FlashNet Communications, Inc. (Nasdaq: FLAS) in a stock-for-stock merger, Prodigy's third acquisition since its IPO in February 1999. Under the terms of the merger agreement, Prodigy will issue 0.35 shares of Prodigy common stock for each share of FlashNet common stock outstanding on the closing date of the transaction. Based on the number of shares of FlashNet and Prodigy currently outstanding, Prodigy will issue approximately 4,990,000 shares to complete the merger, representing approximately 7% of Prodigy's then outstanding shares.

"In a single transaction, Prodigy acquires a talented pool of dedicated employees and significantly bolsters our infrastructure, customer service operations and acquisition channels," comments Samer Salameh, chairman and CEO of Prodigy. "FlashNet is an attractive acquisition target that further strengthens Prodigy's position in the ISP marketplace."

The acquisition of FlashNet will increase Prodigy's existing 1.2 million managed subscribers by 244,000 new subscribers for a total managed subscriber base of just over 1.5 million members on a pro forma basis which includes Prodigy's early fourth quarter acquisition of small business web hosting company, BizOnThe.Net.

FlashNet brings to Prodigy a national network operations center with state-of-the-art disaster recovery capability, additional network infrastructure including 182 local Points of Presence (POPs) and FlashNet's well-regarded in-house Customer Service operations and call center. Prodigy will also take advantage of FlashNet's independent agents/referral marketing program, a proven, low-cost acquisition sales channel for FlashNet.

"We are excited to become part of the Prodigy family. The efficiency of FlashNet's operations and the strength of our sales channels combined with Prodigy's brand leadership and strategic positioning is an extremely powerful alliance," said Scott Leslie, CEO of FlashNet.

FlashNet Communications was founded as a consumer and small business ISP start-up in 1995 by providing Internet access in Dallas and Fort Worth, Texas via two points of presence (POPs). By December of 1996, FlashNet had grown by 8000% serving 50,000 customers in various regions nationwide. Today FlashNet offers service in 450 cities across the country and boasts the largest customer base in the southwestern United States of any ISP.

Prodigy shareholder approval of the merger is not required. Approval by FlashNet shareholders is required and a significant percentage of FlashNet shareholders have agreed to vote in favor of the merger. Closing of the merger, expected in the first quarter of the year 2000, is subject to customary conditions including regulatory approval.

About Prodigy Communications Corporation:

Prodigy Communications Corporation is a leading nationwide Internet service that provides fast and reliable Internet access and related value-added services. Prodigy utilizes a nationwide network covering more than 750 cities in all 50 states allowing approximately 90% of the United States population to access Prodigy's services with a local telephone call.

About FlashNet Communications, Inc.:

FlashNet Communications based in Fort Worth, Texas serves consumer and small-business customers nationwide with a complete suite of access, communications and content solutions. FlashNet continues to lead the industry with marketing innovations and has developed an outstanding reputation for customer service.

                                     # # #

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the intense competition in the Company's industry, subscriber turnover, disruption in the Company's network services or in other services provided by third parties, the impact of year 2000 issues, as well as the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities an Exchange Commission.